The securities represented by this Warrant and issuable upon exercise hereof have not been registered under the Securities Act of 1933, as amended (the "Act"), or under the provisions of any applicable state securities laws, but have been acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the Act, and under any applicable state securities laws. These securities and the securities issued upon exercise hereof may not be sold, pledged, transferred or assigned, nor may this Warrant be exercised, except in a transaction which is exempt from registration under the provisions of the Act and any applicable state securities laws or pursuant to an effective registration statement.

COMMON STOCK PURCHASE WARRANT

Date of Issuance: November 28, 2008	Certificate No. MMW-003

For value received, Legend Media, Inc., a Nevada corporation (the "Company"), hereby grants to Mr. Ju Baochun or his permitted transferees and assigns ("Warrantholder"), the right to purchase from the Company a total of 5,000,000 shares of the Company's common stock, par value $0.001 per share ("Common Stock"), at a price per share equal to $0.40 (the "Initial Exercise Price"). The Initial Exercise Price and number of Warrant Shares (and the amount and kind of other securities) for which this Warrant is exercisable shall be subject to adjustment as provided in Section 2 hereof. This Warrant is being issued in connection with the Acquisition Agreement between the Company, Well Chance Investments Limited, Music Radio Limited, Xue Wei and Warrantholder, dated as of November 28, 2008 (the "Purchase Agreement"). Certain capitalized terms used herein are defined in Section 3 hereof.

This Warrant is subject to the following provisions:

SECTION 1. Exercise of Warrant.

(a) Terms of Warrants; Exercise Period. Subject to the terms of this Warrant, the Registered Holder shall have the right, commencing on the date hereof and expiring on the three-year anniversary hereof (the "Expiration Date"), to exercise this Warrant, in whole or in part, and receive from the Company the number of Warrant Shares which the Registered Holder may at the time be entitled to receive on either: (i) exercise of this Warrant and payment of the Aggregate Exercise Price, as such term is defined in Section 1(c)(i)(D), then in effect for the Warrant Shares ("Cash Exercise"), or (ii) exercise of this Warrant by Cashless Exercise, as defined in Section 1(b). To the extent not exercised prior to the Expiration Date, this Warrant shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.

(b) Cashless Exercise. In lieu of exercising the Warrant by Cash Exercise, at any time after the first anniversary of this Warrant if the Warrant Shares have not been registered with the U.S. Securities and Exchange Commission, the Registered Holder may satisfy its obligation to pay the Aggregate Exercise Price for the Warrant Shares through a "cashless exercise," in which event the Company shall issue to the Registered Holder the number of Warrant Shares determined as follows:

X = Y [(A-B)/A]
where:
X = the number of Warrant Shares to be issued to the Registered Holder.

Y = the number of Warrant Shares with respect to which this Warrant is being exercised.

A = the arithmetic average of the Last Sale Price of the Common Stock for the five Trading Days immediately prior to (but not including) the Exercise Time.

B = the Exercise Price.

(c) Exercise Procedure.

(i) This Warrant shall be deemed to have been exercised on the date specified in a written notice from the Registered Holder to the Company (the "Exercise Time") and within three Business Days following the Exercise Time, the Registered Holder shall deliver the following to the Company:

(A) a completed Exercise Notice, as described in Section 1(d) below, in which Registered Holder shall provide all information requested therein including whether the warrant is being exercised by Cash Exercise or Cashless Exercise;

(B) this Warrant;

(C) if this Warrant is not registered in the name of the Registered Holder, an Assignment or Assignments in the form set forth in Exhibit II hereto evidencing the assignment of this Warrant to the Registered Holder, in which case the Registered Holder shall have complied with the provisions set forth in Section 5 hereof; and

(D) if the Warrant is being exercised by Cash Exercise, a check payable to the Company in an amount equal to the product of the Exercise Price, as such term is defined in Section 2, multiplied by the number of Warrant Shares being purchased upon such exercise (the "Aggregate Exercise Price").

(ii) Certificates for Warrant Shares purchased upon exercise of this Warrant shall be delivered by the Company to the Registered Holder within five Business Days after the date of the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant that have not expired or been exercised and shall, within such five day period, deliver such new Warrant to the Person designated for delivery in the Exercise Notice.

(iii) The Warrant Shares issuable upon the exercise of this Warrant shall be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Warrant Shares at the Exercise Time.

(iv) The Company shall not close its books against the transfer of this Warrant or of any Warrant Shares issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

(v) The Company shall assist and cooperate with the Registered Holder or any Registered Holder required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant.

(vi) The Company shall at all times reserve and keep available out of its authorized but unissued capital stock, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. All Warrant Shares which are so issuable shall, when issued and upon the payment of the Exercise Price therefor, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such Warrant Shares may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which securities of the Company may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(d) Exercise Notice. Upon any exercise of this Warrant, the Registered Holder shall deliver an Exercise Notice in the form set forth in Exhibit I hereto, except that if the Warrant Shares are not to be issued in the name of the Person in whose name this Warrant is registered, the Exercise Notice shall also state the name of the Person to whom the certificates for the Warrant Shares are to be issued, and if the number of Warrant Shares to be issued does not include all the Warrant Shares purchasable or which can be acquired by Cashless Exercise hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued. Such Exercise Notice shall be dated the actual date of execution thereof.

SECTION 2. Adjustment of Exercise Price and Number of Shares. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 (such price or such price as last adjusted pursuant to the terms hereof, as the case may be, is herein called the "Exercise Price"), and the number of Warrant Shares obtainable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 2.

(a) Reorganization, Reclassification, Consolidation, Merger or Sale. In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or any other change in the Common Stock of the Company, other than as a result of a subdivision, combination, or stock dividend provided for in Section 2(b) below (any of which, a "Change Event"), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Registered Holder, so that the Registered Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant (subject to adjustment of the Exercise Price as provided in Section 2), the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Common Stock as were purchasable by the Registered Holder immediately prior to such Change Event. In any such case appropriate provisions shall be made with respect to the rights and interest of the Registered Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

(b) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant (i) subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or (ii) issue additional shares of its Common Stock or other equity securities as a dividend with respect to any shares of its Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the purchase price payable per share, but the aggregate purchase price payable for the total number of Warrant Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 2(b) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(c) Issuance of New Warrant. Upon the occurrence of any of the events listed in this Section 2 that results in an adjustment of the type, number or exercise price of the securities underlying this Warrant, the Registered Holder shall have the right to receive a new warrant reflecting such adjustment upon the Registered Holder tendering this Warrant in exchange. The new warrant shall otherwise have terms identical to this Warrant.

(d) Notices.

(i) The Company shall give written notice to the Registered Holder of this Warrant at least 10 days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any event described in this Section 2 or any dissolution or liquidation so long as Registered Holder agrees to execute a confidentiality agreement if such information has not been disclosed to Company's shareholders.

(ii) The Company shall also give written notice to the Registered Holder of this Warrant at least 10 days prior to the date on which any event described in this Section 2 or any dissolution or liquidation shall take place so long as Registered Holder agrees to execute a confidentiality agreement if such information has not been disclosed to Company's shareholders.

SECTION 3. Definitions. The following terms have the meanings set forth below:

"Act" means the Securities Act of 1933, as amended.

"Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of California are authorized or required by law or other governmental action to close

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Last Sale Price" means (i) if the Common Stock is listed on a national securities exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, or the NASDAQ Capital Market, the last trading price per share of the Common Stock for such date, (ii) if the Common Stock is quoted on the NASD OTC Bulletin Board (or successor such as the Bulletin Board Exchange), the closing bid price of the Common Stock on such date, (iii) if the Common Stock is traded in the residual over-the-counter market, the closing bid price for the Common Stock for such date as reported by the Pink Sheets, LLC or similar publisher of such quotations, and (iv) if the fair market value of the Common Stock cannot be determined pursuant to clause (i), (ii) or (iii) above, such price as the Board of Directors of the Company shall determine, in good faith.

"Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

"Registered Holders" means, collectively, the Warrantholder and any other holder of a Warrant or Warrant Shares, if any, reflected as such on the books of the Company.

"Trading Day" means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

"Trading Market" means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

"Warrant" means the right to purchase one or more Warrant Shares pursuant to the terms of this Warrant, as the same may be transferred, divided or exchanged pursuant to the terms hereof.

"Warrant Shares" means shares of the Common Stock issuable upon exercise of the Warrant; provided, however, that if there is a change such that the securities issuable upon exercise of the Warrant are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Shares" shall mean shares of the security issuable upon exercise of the Warrant if such security is issuable in shares, or shall mean the equivalent units in which such security is issuable if such security is not issuable in shares.

SECTION 4. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Warrant Shares acquirable by exercise hereof or as a stockholder of the Company.

SECTION 5. Warrant Transferable. Subject to compliance with applicable securities laws and the terms of this Section 5, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company.

SECTION 6. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. The effective date that the Company initially issues this Warrant shall be deemed to be the "Date of Issuance" hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

SECTION 7. Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at the expense of the Registered Holder) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

SECTION 8. Notices. All notices, requests, deliveries, consents and other communications provided for herein shall be in writing and shall be effective upon delivery in person, faxed, or mailed by overnight courier service or certified or registered mail, return receipt requested, postage pre-paid, addressed as follows:

if to the Company, to:

Legend Media, Inc.
Attn: Chief Executive Officer
11F, Tower A, Building No. 1 GT International Center
Jia3 Yongandongli, Jianguomenwai Avenue
Chaoyang District, Beijing, China 100022
Tel:  +86 10 5879 4890
Fax: +86 10 5879 4228

if to the Warrantholder, to:

Mr. Ju Baochun
_________________
_________________
_________________
Tel: +86
Fax: (___) ____________

or, in any case, at such other address or addresses as shall have been furnished in writing to the Company (in the case of a Registered Holder of Warrants) or to the Registered Holders of Warrants (in the case of the Company) in accordance with the provisions of this paragraph.

SECTION 9. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders of Warrants representing a majority of the Warrant Shares obtainable upon exercise of the then-outstanding Warrants; provided, however, that no such action may change the Exercise Price of the Warrants or the number of shares or class of capital stock obtainable upon exercise of each Warrant without the written consent of all Registered Holders.

SECTION 10.  Descriptive Headings; Governing Law.

(a) The descriptive headings of the several Sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

(b) All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

SECTION 11. Warrant Register. The Company shall maintain at its principal executive office books for the registration and the registration of transfer of this Warrant. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

SECTION 12. Fractions of Shares. The Company may, but shall not be required, to issue a fraction of a Warrant Share upon the exercise of this Warrant in whole or in part. As to any fraction of a share which the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the market price of a Warrant Share on the date of such exercise (as determined by the board of directors in its reasonable discretion).

* * * * *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers and to be dated as of the Date of Issuance hereof.

LEGEND MEDIA, INC.

By:
Name: Jeffrey Dash
Title: Chief Executive Officer

EXHIBIT I

FORM OF EXERCISE NOTICE

To: Legend Media, Inc.

The undersigned is the Registered Holder of Warrant No. MMW-003 (the "Warrant") issued by Legend Media, Inc., a Nevada corporation (the "Company"). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Warrant.

The Warrant is currently exercisable to purchase a total of ______________ Warrant Shares.

The undersigned Registered Holder hereby exercises its right to purchase _________________ Warrant Shares pursuant to the Warrant.

The Holder intends that payment of the Exercise Price shall be made as (check one):

____ "Cash Exercise" under Section 1

____ "Cashless Exercise" under Section 1

If the holder has elected a Cash Exercise, the holder shall pay the sum of $____________ to the Company in accordance with the terms of the Warrant.

Pursuant to this exercise, the Company shall deliver to the Registered Holder __________ Warrant Shares in accordance with the terms of the Warrant. If the Warrant Shares to be issued pursuant to the exercise are to be registered in the name(s) of a Person(s) other than the name of the Registered Holder, then please provide the Person(s) name(s) and address(es) (attach separate sheet if needed):
_____________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________

Following this exercise, the Warrant shall be exercisable to purchase a total of ______________ Warrant Shares.

If the Warrant is not fully exercised, the name of the Person to whom a new Warrant for the unexercised portion of the Warrant shall be issued and that Person's address is as follows (attach separate sheet if needed):
_____________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________

Dated: _____________________, ______	Name of Registered Holder:

(Print) ____________________________________

By: ______________________________________
Name: ____________________________________
Title: _____________________________________
(Signature must conform in all respects to name of holder as specified on the face of the Warrant)

EXHIBIT II

ASSIGNMENT

FOR VALUE RECEIVED, _____________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. MMW-003) with respect to the number of the Warrant Shares covered thereby set forth below, unto:

Names of Assignee	Address	No. of Shares

Dated:	Signature

Witness

The Assignee agrees to be bound by the terms of the Warrant.

Signature

Witness